UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2015

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri (Address of principal executive offices)	63043 (Zip Code)

(314 770-7300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 7, 2015, SunEdison, Inc. (the “Company”) and Wacker Chemie AG (“Wacker”) entered into a Settlement and Release Agreement (the “Settlement Agreement”). The Settlement Agreement resolved the disagreement between the parties regarding two long-term polysilicon supply agreements entered into by the Company and Wacker in 2010 and the subsequent settlement agreement entered into by the parties in August of 2012 (collectively referred to herein as the “Agreements”). As previously disclosed, this dispute had been the subject of an arbitration proceeding at the Swiss Chambers’ Arbitration Institution (“SCAI”). The Settlement Agreement resolves this dispute and provides for the mutual request by the Company and Wacker to the SCAI for the termination of the arbitration. The parties filed this request for termination and entry of an award on agreed terms also on May 7, 2015.
Pursuant to the Settlement Agreement, Wacker will retain certain deposits previously paid by the Company under the Agreements in the amount of EUR 24,080,582.40. In addition, the Company will pay to Wacker a total of EUR 76,762,724.96 in installments over 2015. Neither party has admitted to any wrongdoing or liability with respect to any of the claims related to the Agreements, and Wacker and the Company have fully released each other from any further obligations under the Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	May 8, 2015	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary